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                                                               EXHIBIT 10.20

                  DEVELOPMENT, PRODUCTION, SUPPLY AND LICENSE

                                   AGREEMENT

PREAMBLE

     This Development, Production, Supply, License and Escrow Agreement ("Agreement") is entered as of August 11, 1997 ("Effective Date"), by and between Advanced Telecommunications Modules Limited, an English corporation with offices at Mount Pleasant House, 2 Mount Pleasant, Huntingdon Road, Cambridge, England CB3 0BL ("ATML") and Symbios Incorporated, a Delaware corporation with offices at 2001 Danfield Court, Fort Collins, Colorado, 80525, USA ("Symbios"), each individually known as a "Party" and collectively as the "Parties".

RECITALS

     A. Symbios is experienced in the design, development, production and supply of integrated circuits, and owns (or licenses from third parties with rights to sub-license) certain intellectual property rights in functional blocks that it licenses to its customers.

     B. ATML is experienced in the design of ASICs which it sells (in conjunction with licensing its ATM software stacks) to customers engaged in developing solutions for the xDSL, CATV and loop refreshment markets.

     C. ATML desires to engage Symbios to develop, produce and supply the Helium ASIC incorporating certain Symbios functional blocks, and to make clear the ownership of contributed intellectual property and resulting licensing arrangements whereby the Helium ASIC shall be sold exclusively by ATML.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, ATML and Symbios mutually agree as follows:

ARTICLE 1.  DEFINITIONS

     1.1 "Affiliate" of a Party shall mean (a) any company owned or controlled by such Party to the extent of at least fifty percent (50%) of its issued voting capital and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of such Party, to the extent of fifty percent (50%) or more of its voting power (or otherwise having power to control its general activities), but in each case only for so long as such ownership or control shall continue.

     1.2 "ATML Technology" shall mean the proprietary and confidential technical information and data related to the Helium ASIC furnished to Symbios by or on behalf of ATML, including but not limited to those specifications, designs, software. techniques, processes and other technology identified in Exhibit A as being owned by ATML.
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     1.3   "Class 1 Defect" shall mean a defect in a Helium ASIC: (a) such that the Helium ASIC fails to meet Specifications; or (b) that causes loss or corruption of data continuously or in certain isolated instances, and for which no workaround exists, or where a workaround exists such workaround provides significant loss of performance; or (c) that causes loss of sales to a significant portion of the customer and prospect base because of such defect.

     1.4 "Class 2 Defect" shall mean a defect in a Helium ASIC: (a) such that the Helium ASIC marginally fails to meet Specifications; or (b) that does not cause significant loss or corruption of data, and for which a workaround exists, which workaround provides negligible loss of performance; or (c) that causes negligible impact on sales to the customer and prospect base because of such defect.

     1.5 "Delivery Date" shall mean a date for which delivery of Helium ASICs has been properly committed to by Symbios.

     1.6 "First Commercial Sale" shall mean the first commercial sale by ATML or its Affiliates of a version of the Helium ASIC supplied by Symbios which conforms to the Specifications.

     1.7 "Helium ASIC" shall mean each version of the Helium ASIC supplied hereunder to ATML by Symbios as described in Exhibit B hereto, as such exhibit may be amended from time to time by mutual written agreement of the Parties.

     1.8 "Pre-Production Samples" shall mean Helium ASICs supplied to ATML by Symbios which Symbios has tested to the then current test program, for use by ATML in preliminary testing or qualification. Pre-Production Samples are parts which are ordered prior to receipt by Symbios of ATML's Prototype Approval.

     1.9 "Production Version Chip" shall mean a version of the Helium ASIC, to be developed under this Agreement, that conforms to the Specifications in all material respects except that it may exhibit no more than two (2) Class 2 Defects as determined by ATML and is based on a Prototype Sample or Pre-Production Sample for which Prototype Approval has been given by ATML.

     1.10 "Prototype Approval" shall mean signature approval by ATML indicating they have completed testing of any Prototype Samples or Pre-Production Samples and have approved that version as the Production Version Chip.

     1.11 "Prototype Delivery Date(s)" shall mean the dates specified in Exhibit C for delivery of the required Prototype Samples and Pre-Production Samples.

     1.12 "Prototype Samples" shall mean Helium ASICs which are expedited through the fabrication process to provide early samples of each version of the Helium ASIC to ATML in order for ATML to evaluate the version for production release and Prototype Approval.

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     1.13   "Specifications" shall mean: (i) the descriptions of the technical requirements, component blocks, features, functionality, performance criteria, operating conditions, interfaces, data transfer, processing parameters and protocols applicable to the Helium ASIC, as such descriptions are set forth in the attached Exhibit B, from the beginning of the development until receipt by Symbios of the netlist, (ii) the logical netlist, from the date of receipt by Symbios of such netlist until post layout approval by ATML, (iii) the validated physical layout, from post layout approval by ATML until signoff by ATML of the completed test program and (iv) the mutually agreed upon test program, after signoff by ATML of such test program.

     1.14 "Symbios Technology"- Except that which is described as ATML Technology, all technical and non-technical information, data, or software related to design and manufacture of integrated circuits and the Helium ASIC, including without limitation, the specifications, designs, software, techniques, processes and other technology identified in Exhibit B as being owned by Symbios, and

     1.14.1 the layout, simulation, fabrication, packaging and testing of the Helium ASIC,

     1.14.2 the behavior level model of the Helium ASIC the net list,

     1.14.3 the methods, processes, techniques, apparatus and software used or useful in the layout, simulation, fabrication, packaging and testing of the Helium ASIC

     1.14.4 the design, fabrication and test tools used to produce Prototype Samples and the Helium ASIC, including, without limitation, pattern generation tapes, masks, cells and cell interiors, and all trade secrets, copyrights, mask works, patents and other intellectual property rights therein.

                ARTICLE 2. DESIGN AND DEVELOPMENT OBLIGATIONS

     2.1    Development Obligations

     2.1.1 The Parties shall jointly design and develop the Helium ASIC with each of them contributing intellectual property, technology, tools and resources as described in Exhibit A such that the Helium ASIC conforms to the Specifications. Both Parties recognize that time is of the essence in the performance of this activity and each Party shall apply reasonable efforts required to meet commitments of the Development Schedule in Exhibit C. Changes to Exhibits A, B and C shall be made only by written agreement between the Parties.

     2.1.2 The Parties shall jointly agree that the design of the Helium ASIC is completed by signature acceptance of both the logical net list (Verilog RTL) and the validated physical layout (place and route with SDF), following which these files will supersede the logical definitions provided within the Specifications.

     2.1.3 As further described in Exhibit C, Symbios shall promptly provide library design kits and other components to ATML to enable ATML to integrate them with its ATM circuit design. ATML shall design the Helium ASIC using Verilog and synthesize the design using

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Synopsys to RTL level taking account of post layout back annotation to ensure correct functionality. Symbios shall be responsible for layout incorporating its ARM cores, memory compilers, Universal Serial Bus and Ethernet interface and Symbios shall produce a GDS II tape together with a test program for use in production. Symbios shall use reasonable efforts to layout the Helium ASIC to have the minimum die size. ATML shall maintain and Symbios shall assist in developing the data sheet for the device. Symbios shall provide timing information for the macrocells provided.

     2.1.4 ATML shall pay Symbios for its non recurring engineering ("NRE") costs associated with developing the Helium ASIC as set forth in Exhibit D. The Parties agree that such payment incorporates any and all fees Symbios charges for use of its intellectual property and technical contribution to the design and development of the Helium ASIC as described in Exhibits A, B and C.

     2.1.5 Symbios shall provide ATML with reasonable technical assistance and information required for ATML to be able to publish an industry standard data sheet to its customers for the Helium ASIC based upon the Specifications in Exhibit B.

     2.2    Prototype Samples and Evaluation

     2.2.1 Symbios shall fabricate a lot of twelve (12) wafers of the Helium ASIC developed as above of which six (6) wafers shall be finished for the provision of Prototype Samples of the Helium ASIC. The other 6 wafers shall be held pre-metal to provide for rapid correction and re-submission of the new Prototype Samples in the event that a defect is identified which can be corrected by a metal layer change. Symbios shall use reasonable efforts to adjust its fabrication processes such that within the lots of six (6) wafers there shall exist Helium ASICs representative of the extremes and nominal characteristics to be anticipated in subsequent Helium ASIC production that complies with the Specifications.

     2.2.2 Symbios shall use reasonable efforts to deliver a quantity of twenty five (25) Prototype Samples of the Helium ASIC to ATML no later than the scheduled date for Prototype Samples shown in Exhibit C. Such Prototype Samples shall be as fully tested as possible by Symbios prior to delivery within the
time allotted in Exhibit C.   Ceramic packaging may be used for such Prototype
Samples.

     2.2.3 ATML shall test and validate the Prototype Samples and provide written Prototype Approval or rejection, if applicable, to Symbios within the time allotted in Exhibit C.

     2.3 Corrections. In the event that the Prototype Samples are found to either not conform to the Specifications or to exhibit one or more Class 1 Defect or to exhibit more than two Class 2 Defects then ATML shall specify in detail the reason that the Prototypes do not meet the Specifications. The Party responsible for that part of the design identified as being incorrect shall use reasonable efforts to correct the design, remove the defect and repeat those phases of the development process necessary to re-supply new Prototype Samples. The other Party shall provide reasonable assistance to the Party responsible for correcting such defect. Each Party shall be responsible for its own costs in this event; however, if the defect is caused by ATML

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then Symbios shall be entitled to claim from ATML the re-spin charges for fabricating the new Prototype Samples per the prices in Exhibit D. From the date of receipt by Symbios of ATML's Prototype Approval, Symbios shall warrant the Helium ASICs it produces for ATML according to Article 10 herein.

     2.4 Pre-Production Supplies. If ATML places an order for Pre-Production Samples and signs the appropriate Pre-Production Agreement, Symbios shall manufacture, package and test the Helium ASIC as available from the twelve (12) wafers fabricated per 2.2.1 above in order to make available pre-production quantities of the Helium ASIC for initial application by ATML and its customers. Availability of pre-production quantities of the Helium ASIC shall be as described in Exhibit C and units shall be charged to ATML at the prices set forth in Exhibit D. At the time the order is placed Symbios will inform ATML of its option to have pre-production Helium ASICs packaged off-shore or at the Symbios manufacturing facility in which case prices will vary as set forth in Exhibit D.

ARTICLE 3.  OWNERSHIP; LICENSE

     3.1    Ownership.

     3.1.1 The Parties agree that, as between the Parties, Symbios shall own all right, title and interest (including all patent rights, copyrights, trade secret rights, mask works rights and all other intellectual property rights throughout the world (collectively, "Proprietary Rights")) in all Symbios Technology including but not limited to those items listed in Exhibit A.

     3.1.2 The Parties agree that, as between the Parties, ATML shall own all Proprietary Rights in all ATML Technology including but not limited to those items listed in Exhibit A.

     3.2   Grant of License.

     3.2.1 License from Symbios to ATML. Without payment of additional consideration, Symbios grants to ATML an irrevocable, non-exclusive, non-cancelable, non-sub-licensable, perpetual, royalty free, personal, worldwide license under its Proprietary Rights in the Symbios Technology solely for the purpose of exclusive sale and distribution by ATML of the Helium ASIC.

     3.2.2 License from ATML to Symbios. Without payment of additional consideration, ATML grants to Symbios an irrevocable, non-exclusive, non-cancelable, non-sub-licensable, perpetual, royalty free, personal, worldwide license under its Proprietary Rights in the ATML Technology solely for the purpose of making, having made or using the Helium ASIC for its exclusive supply to ATML.

     3.3 Third Party Rights. Symbios represents and warrants that it possesses licenses sufficient to allow it to incorporate intellectual property and technology originated by Sand Microelectronics Incorporated, Sican Microelectronics Corp, Advanced RISC Machines Limited and any other entity from which it procures such things within its contribution to the design and manufacture of the Helium ASIC such that ATML may purchase, market and sell the Helium

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ASIC world-wide and free of royalty other than as already included within the
NRE and Helium ASIC pricing stated in Exhibit D. Symbios agrees to maintain such licenses in effect, at Symbios' sole expense, such that it will apply to all Helium ASICs that Symbios sells to ATML under this Agreement.

     3.4 Trademarks. Neither Party shall at any time use any trade name, trademark, service mark, logo, company name or other designation of the other Party without obtaining such Party's prior written consent (given or withheld in its sole discretion), and then only as expressly and unambiguously permitted in such consent.

ARTICLE 4.  SALE AND PURCHASE OF HELIUM ASICS

     4.1    Sale and Purchase.   Symbios agrees to use reasonable efforts to
manufacture and sell exclusively to ATML such quantities of the Helium ASIC as ATML may order in accordance herewith. It is understood that Symbios shall have the right in connection with supply hereunder to contract with respect to manufacture of the Helium ASIC either at its parent company, Hyundai Electronics Incorporated, Ichon, Korea fabrication facility or another foundry qualified by Symbios and approved by ATML as Symbios deems advisable, provided, however, that Symbios shall remain fully responsible hereunder.

     4.2 Quantity; Forecasts. Commencing on the Effective Date, ATML shall provide Symbios with non-binding four (4) month rolling delivery forecast on the twentieth (20th) day of each month.

     Notwithstanding any forecast provided by ATML, ATML shall have the right to order an unlimited quantity of Helium ASICs in accordance with this Article 4.

     4.3 Orders; Delivery; Incidental Charges. All Orders for Helium ASICs shall be submitted by ATML or its designated representative to Symbios in writing at least twelve (12) weeks prior to ATML's requested Delivery Date. Orders for Helium ASICs shall be in multiples of the Minimum Order Quantity specified in Exhibit D. Symbios shall use reasonable efforts to deliver the Helium ASICs within five (5) business days of the applicable Delivery Dates.

     4.4    Delivery.

     4.4.1 All Helium ASICs delivered to ATML shall be F.C.A. (Incoterms 1992) at the origin designated on ATML's purchase order. Symbios shall use reasonable efforts to deliver Helium ASICs via air freight within five (5) days of the applicable Delivery Dates. Any customs or duties relating to such transportation and delivery shall be at ATML's expense. All shipping charges, insurance premiums, and other expenses relating to such transportation and delivery shall be at Symbios' expense. Symbios shall notify ATML of each delivery promptly and provide shipment details of air-way bill and flight number where appropriate.

     4.4.2 Product Marking. Symbios shall mark each Helium ASIC with Advanced RISC Machines Limited's logo, ATML's name, logo, the model number, and the revision level, if any. The Helium ASICs shall not be marked with Symbios' name, nor shall they be marked with any

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Symbios mark or model number. The Helium ASICs shall be marked with a date code, a lot number and Symbios' 10 digit part number.

     4.4.3 The Helium ASICs shall be packed and shipped in accordance with the specifications set forth in Exhibit E hereto.

     4.5 Rescheduling. ATML may freely reschedule the delivery of Helium ASICs, at no charge to ATML, for any delivery due ninety (90) days or more from the date of the reschedule. Rescheduling of deliveries due in less than 90 days but more than 30 days time is limited to the end of the month following the month in which delivery was originally due. Deliveries due within 30 days may be rescheduled to the end of the month in which they were originally due.

     4.6 Cancellation ATML may cancel its orders at any time in which case Symbios will be entitled to invoice for the costs of its work in progress as follows:

     No work in progress                            0% cancellation charge

     Wafer fabrication prior to poly photography    40% cancellation charge

     Prior to interconnect                          55% cancellation charge

     Sorted die (md. die bank if any)               60% cancellation charge

     Packaged product                               10004 cancellation charge

     4.7 Failure to Deliver. ATML may cancel any order not delivered by Symbios within thirty (30) days of the Delivery Date, whether or not due to force majeure, and shall in addition have all other rights and remedies available hereunder, at law or in equity.

     4.8 Sorted Die Orders. ATML may at its option order and Symbios shall supply up to 25% of ATML's annualized requirements in the form of sorted die which has not been assembled into a packaged product subject to a review of the associated quality and warranty restrictions.

     4.9    Die Bank.

     4.9.1 Symbios shall maintain a segregated die bank inventory on receipt of instruction to do so by a separate die-bank purchase order from ATML. All production shall be cycled through this die bank thus ensuring that the material in the die bank is freshly manufactured. On receipt of further instruction from ATML to provide packaged product from this die bank the lead time from order to delivery shall be three (3) weeks. ATML shall order, pay for and solely own the die bank at a cost of 75% of the pricing for product quoted in Exhibit D.

     4.9.2 If the die bank is held at inventory for more than 90 days with no backlog or orders for product, or this Agreement is terminated, Symbios will notify ATML of the quantity of product in the die bank. At that time, ATML will either:

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          (i)  issue a purchase order to Symbios for 100% of the unit selling price to have the inventory assembled to finished product and shipped to ATML, or

          (ii) pay Symbios the value of the die bank, as determined by the die bank purchase order.

     4.9.3 In the event that ATML chooses 4.9.2 (ii) above, Symbios may destroy the material in the die bank thirty days after receiving payment from ATML.

     4.9.4 If ATML fails to respond to Symbios' notice or fails to select one of the above options within 30 days of the date of such notice, option described in 4.9.2 (ii) above will be deemed to have been selected by the ATML.

     4.9.5 Die Bank Early Life Charges. Prior to shipment of the first 900,000 units of the Production Version Chip or January 1, 1999 whichever event occurs first, up to 50,000 die-bank units may be ordered at 50% of the finished product cost. Units beyond 50,000 will be charged at 75% as above. The cancellation schedule shown in section 4.6 applies to the die bank material as well.

ARTICLE 5.  QUALITY CONTROL

     5.1 ISO 9000 Quality Control System. Symbios shall at all times during the term of this Agreement maintain a quality control system that meets the requirements of ISO 9000 and shall at all times take such additional measures as are necessary to maintain a quality control system designed to identify, correct and prevent quality deficiencies in the Helium ASICs. Notwithstanding the foregoing, failure to maintain an 150 9000 Quality Control System does not constitute material breach of this Agreement.

     5.2 Pre-shipment Testing. Prior to delivery, Symbios shall test all Helium ASICs and shall not ship any Helium ASIC which fails to meet the Specifications. Quarterly following Prototype Approval by ATML, Symbios will send ATML a copy of our CBR (Customer Based Requirements Report) which includes information regarding assembly, fabrication, semiconductor metrics, reliability and test.

     5.3 Inspection. ATML may at its option send its quality control personnel to Symbios manufacturing facilities to observe the manufacturing and testing of Helium ASICs, provided such inspections shall be properly noticed to Symbios and shall be reasonable in scope and frequency.

     5.4    Rejection of Helium ASICs in Case of Nonconformity

     5.4.1 ATML may reject any portion of any shipment of Helium ASICs which does not meet the Specifications. In order to reject a shipment, ATML must:

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            (i)    give notice to Symbios of ATML's intent to reject the
shipment within sixty (60) days of receipt together with a written indication of the reasons for such possible rejection, and

            (ii) as promptly as reasonably possible thereafter provide Symbios with notice of final rejection and the full basis therefor.

     Before returning any product to Symbios, ATML must contact Symbios for a Returned Material Authorization number and other appropriate instructions. ATML may then return the product to Symbios according to those instructions.

     After notice of intent to reject is given, ATML shall cooperate with Symbios in determining whether rejection is necessary or justified. If no such notice of intent to reject is timely received, ATML shall be deemed to have accepted such delivery of Helium ASICs.

     5.4.2 Whether or not Symbios accepts ATML's basis for rejection, promptly on receipt of a notice of rejection, Symbios shall use reasonable efforts, at ATML's request, to provide replacement Helium ASICs which shall be purchased by ATML as provided in this Agreement.

     5.4.3 Upon confirmation by Symbios of defective product, Symbios will instruct ATML to either return the rejected batch or destroy such batch promptly and provide Symbios with certification of such destruction.

ARTICLE 6.  PRICE AND PAYMENTS

     6.1 Price. Pricing for non-recurring engineering charges, re-spins, pre-production and production Helium ASICs is set forth in Exhibit D hereto.

     6.2 Method of Payment. Subject to approval from Symbios' accounts receivable department, all payments due hereunder to Symbios shall be paid in United States dollars not later than thirty (30) days following the date of the applicable invoice. In the absence of such approval, payments to Symbios will be by a Standby Letter of Credit ("LOC"). All bank fees associated with the LOC are the responsibility of ATM L.

     6.3 Pricing Reviews. Price reduction shall be reviewed on each anniversary of the date of first supply of production parts taking into consideration volumes shipped during the previous twelve (12) months and cost improvements over and above those forecast at the time of making the price quotation shown in Exhibit D.

     6.4 Interim Pricing Review. Within fifteen (15) days notice from ATML to Symbios, Symbios agrees to meet with ATML and to enter into good faith discussions regarding any proposed adjustment to pricing, provided such requests are reasonable in frequency.

ARTICLE .7. CONFIDENTIALITY

     7.1 Confidential Information means all information reasonably related to information exchanged pursuant to this Agreement in the form of trade secrets which one party ("Discloser")

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first discloses to the other party ("Recipient") during the term of this
Agreement: (i) in documents or other tangible materials clearly marked CONFIDENTIAL or the like, or (ii) orally or in any other intangible form, if at the time of first disclosure the Discloser tells the Recipient that the information is confidential, and within 10 calendar days after that first disclosure the Discloser delivers to the Recipient documents or other tangible materials clearly marked CONFIDENTIAL or the like which disclose or describe that information.

     "Confidential Information" does not include information which: (a) is or becomes publicly known or readily ascertainable by the public through no wrongful act of the Recipient; (b) is independently developed by or for the Recipient; (c) the Recipient receives from a third party, if the Recipient does not know of any restrictions on the disclosure of that information; or (d) the Discloser discloses to a third party without similar restrictions on disclosure.

     7.2 Sole Obligations. For a period of 36 months from the date of disclosure of the Confidential Information, the Recipient will use reasonable efforts to prevent the disclosure of Confidential Information to any other
person, unless disclosure is required by law.   Symbios may disclose ATML's
Confidential Information to Symbios/7 /affiliates (Symbios' parent company and the companies its parent directly or indirectly owns or controls) and subcontractors, if the Confidential Information so disclosed remains subject to this Article 7 and Symbios remains liable for any unauthorized disclosures by its affiliates. All materials containing Confidential Information delivered by the Discloser under this Agreement are and will remain the Discloser's property; at the Discloser's written request, the Recipient must promptly return to the Discloser all those materials and any copies, except a single archival copy. Symbios will use reasonable efforts to prevent the disclosure of Confidential Information contained in masks and test programs under this Section 7.2 for a period extending from the date of disclosure until 36 months following the termination of this Agreement.

     7.3 Product Development and Marketing. Subject to the intellectual property rights of each Party, this Article 7 does not: (i) restrict either party from developing new products, improving existing products, or marketing any new, improved, or existing products; or (ii) commit either party to disclose any particular information, or to develop, make, use, buy, sell, or otherwise dispose of any existing or future product, or to favor or recommend any product or service of the other party. To be binding, any such restriction or commitment must be in writing and signed by both parties.

     7.4 Other Information Not Confidential Unless Otherwise Agreed; No Patent or Copyright Licenses Implied. This Article 7 does not enlarge, diminish, or affect the rights and obligations that either party may have or come to have under any other written agreement signed by both parties, or with respect to any patent or copyright of either party. Except as this Article 7 or any such other written agreement specifically provides, there are no restrictions on the use or disclosure of any information exchanged at any time between the parties, in the past or in the future, except restrictions that either party may independently have a right to assert under the patent or copyright laws.

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     7.5    Warranty Disclaimer; Limitation on Actions and Applicable Law.
Neither party makes any representations or warranties of any kind with respect to its respective Confidential Information, which is provided to Recipient "AS IS," and neither party shall have any liability of any kind to Recipient resulting from Recipient's receipt or use of the Confidential Information.

ARTICLE 8.  SECURITY OF SUPPLY; ALTERNATE ARRANGEMENTS

     8.1 Last Time Buy. In the event that Symbios determines the production of the Helium ASIC is to be discontinued then Symbios shall provide ATML notice of such intent ("Notice"), and shall offer ATML a last time buy opportunity. The Notice will contain the date for the last shipment of product ("EOL Date"), which shall be no less than 12 months after the date of such Notice. At ATML's request and with the appropriate purchase order, Symbios will hold in inventory a quantity of product no greater than 20% of the shipments made during the twelve (12) month period immediately proceeding the date of the Notice. Symbios will hold this inventory for up to one year past the EOL Date at a cost to ATML of 120% of the current finished unit price.

     8.2 Second Source Fabrication Facility. At ATML's request Symbios will attempt to setup production for the device at a second source facility for a charge to ATML of sixty thousand dollars ($60,000). If, at the time of such request, cumulative deliveries of the Helium ASIC have exceeded one million
units the second source shall be set up by Symbios at no cost to ATML.   For the
avoidance of doubt, ATML cannot place orders directly with this Symbios second source.

ARTICLE 9.  TERMINATION, RIGHTS AND OBLIGATIONS UPON TERMINATION

     9.1 Term. Unless terminated by either Party pursuant to the other provisions of this Article 9, this Agreement shall continue in effect until six
(6) years from the date of First Commercial Sale of the first Production Version
Chip supplied hereunder (the "Initial Term").   Thereafter, this Agreement shall
automatically renew for additional one (1) year renewal terms unless either Party gives written notice to the other Party of its intent not to renew this Agreement at least one hundred and twenty (120) calendar days prior to the expiration of the original term or renewal term, as the case may be, of this Agreement.

     9.2 Termination for Default. If either Party materially defaults in the performance of any material agreement, condition or covenant of this Agreement and such default or noncompliance shall not have been remedied within ninety
(90) days (or ten (10) days in the case of non-payment) after receipt by the defaulting Party of a notice thereof from the other Party, the Party not in default may terminate this Agreement.

     9.3 Rights and Obligations on Expiration or Termination. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: all warranty, infringement, confidentiality, arbitration, and liability obligations and limitations, and those terms which by their nature are intended to survive, will survive. Any rights of Symbios to payments accrued through termination as well as obligations of the Parties

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

under firm orders placed prior to termination, the terminating Party may elect whether obligations under firm orders will remain in effect and except that Symbios will have no obligation with respect to Delivery Dates more than six (6) months after termination.

ARTICLE 10.   WARRANTY; INDEMNIFICATION; EPIDEMIC FAILURE

     10.1 Warranty of Title. Symbios warrants to ATML that ATML shall upon shipment by Symbios acquire good and clear title to each Helium ASIC, free and clear of all liens and encumbrances.

     10.2 Helium ASIC Warranty. Symbios warrants to ATML and ATML's customers that each Helium ASIC will, for a period of three (3) years from date it is shipped by Symbios, have no Class 1 Defects, have no more than two (2) Class 2 Defects, and shall otherwise conform to the Specifications current at time of shipment during the duration of such three (3) year period.

     During the warranty period Symbios, at its sole option, shall either issue a credit for the purchase price of the defective Helium ASICs or replace any defective Helium ASIC, provided that the Helium ASIC is returned to Symbios (which return shall be at Symbios' expense). This warranty shall survive inspection and payment, provided that ATML promptly notified Symbios of any defect covered by such warranty. All replaced Helium ASICs become the property of Symbios. Any replacement Helium ASIC shall be covered by this warranty for the remainder of the original warranty period or for six (6) months from the date of shipment of the replaced Helium ASIC by Symbios, whichever is longer.

     10.3 Sorted Die Warranty. In the case that deliveries of the Helium ASIC are made in the form of sorted die then the warranty period in Article 10;2 above is reduced to 30 days from the date of shipment by Symbios.

     EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     10.4    Patent. Copyright and Trademark Claims Against the Parties.

     10.4.1  "Indemnifying Party" shall mean:

             (i) Symbios, with respect to third party claims that the Symbios Technology used in the development or manufacture of the Helium ASIC infringes a patent, copyright, trade secret or any other intellectual property right in the countries of the United States, the European Community, Australia, Brazil, Canada, Japan and South Korea,

             (ii) ATML with respect to third party claims that ATML Technology used in the development or manufacture of the Helium ASIC infringes a patent, copyright, trade secret or any other intellectual property right in the countries of the United States, the European Community, Australia, Brazil, Canada, Japan and South Korea.

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     10.4.2  If a Party to this Agreement (the "Indemnified Party") shall receive a claim for which the other Party to this Agreement is the Indemnifying Party, the Indemnified Party will notify the Indemnifying Party promptly in writing and give the Indemnifying Party all necessary information and assistance and the exclusive authority to evaluate, defend and settle such claim. The Indemnifying Party, at its own expense, shall settle or defend against such claim, and may then at its option:

             (i) procure for the Indemnified Party the right to use the allegedly infringing material or product (if the Indemnified Party would, absent the claim, have a right to use such material or product under this Agreement), or

             (ii) replace or modify the allegedly infringing material or products to avoid infringement, provided such replacements shall offer no less functionality, or

             (iii) request the Indemnified Party to halt its distribution and sale of the allegedly infringing material or product and refund the purchase price less a reasonable amount of depreciation for any product returned to the Indemnifying Party, or

             (iv)  do any combination of the foregoing.

     Provided that timely notice has been given by the Indemnified Party, should any court of competent jurisdiction hold such material or product to be infringing, the Indemnifying Party shall pay any final judgment against the Indemnified Party arising from such infringement and, if the use of such material or product by the Indemnified Party is enjoined, the Indemnifying Party shall take at its option, one or more of the actions described in (i), (ii) or
(iii) above.

     10.4.3 If a Party to this Agreement receives a claim for which it is the Indemnifying Party, it may, at its own expense and option, replace or modify the products or materials to avoid infringement.

     10.4.4 The indemnity in this Section 10.4 will not apply (i) if the claim is found to be based upon the manner in which a Helium ASIC is combined together with other hardware or software components, or (ii) if the claim is found to be based upon the negligence, recklessness or willful action or inaction of the Indemnified Party, or (iii) if the Indemnified Party does not comply with the provisions of this Section 10.4 and such failure materially prejudices the Indemnifying Patty or (iv) to any infringement occurring after 'the Indemnified Party has received notice alleging infringement, unless the Indemnifying Party has given the Indemnified Party written permission to continue the alleged infringement, or (v) to any settlement entered into in violation of this Section 10.4.

     10.4.5 In no event shall a Party to this Agreement be entitled to settle any claim for which it is the Indemnified Party without the consent of the Indemnifying Party.

     10.4.6 THE FOREGOING IS GIVEN TO EACH PARTY IN LIEU OF ALL WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE HELIUM ASICS. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES

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

FOR INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS.

     10.4.7 The provisions of this Section 10.4 shall survive termination of this Agreement.

     10.5 Epidemic Failure. In the event of an Epidemic Failure (as defined below) the Parties shall promptly meet to attempt to identify the cause of the Epidemic Failure and the universe of effected Helium ASICs. Symbios will use reasonable efforts to assist ATML with the replacement of the Helium ASICs that are prone to failure. For the purposes of this Agreement "Epidemic Failure" shall mean any thirty day period in which the failure rate expressed as a percentage equals or exceeds one percent (1%), such percentage to be calculated by multiplying one hundred by a fraction the numerator of which is the total number of Helium ASIC failures in the field due to any one failure mechanism during such thirty day period and the denominator of which is the total number of Helium ASICs shipped by Symbios over the three (3) years prior to the last day of such thirty day period. This provision shall not survive termination of this Agreement.

ARTICLE 11.  LIMITED LIABILITY

     11.1 NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

     11.2. Except for personal injury caused by Symbios' negligence, Symbios' cumulative liability under this Agreement will not exceed the aggregate amount paid to Symbios under this Agreement, even if a term of this Agreement fails of its essential purpose.

ARTICLE 12.  MISCELLANEOUS

     12.1 Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties. Furthermore, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document.

     12.2 Assignability. This Agreement may not be assigned by either Patty without the prior consent of the other Party; provided, however, (a) either Party may assign this Agreement to any entity which acquires substantially all of its stock, assets or business, and (b) ATML may assign this Agreement, in whole or in part, to any Affiliate of ATML.

     12.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

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

     12.4 Use of Party's Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

     12.5 Notice and Reports. All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

     12.9.2 ATML and Symbios agree to settle by arbitration any controversy or claim between them, including without limitation those related to this Agreement, any order or any product to which this Agreement applies, whether based on contract, tort, fraud, misrepresentation, or other legal theory. A single arbitrator will conduct the arbitration in Denver, Colorado, if brought by ATML and San Francisco, CA if brought by ATML, under the then current rules and supervision of the American Arbitration Association. ATML and Symbios will select an arbitrator from a panel of persons knowledgeable in semiconductor marketing or design or manufacturing, as applicable. The arbitrator will have the authority to award temporary and permanent injunctive relief, but may not award punitive or exemplary damages to either party. The decision and award of the arbitrator will be final and binding and may be entered in any court having jurisdiction. ATML and Symbios will pay their own attorney's fees associated with the arbitration, and will pay the other costs and expenses of the arbitration as the rules of the American Arbitration Association provide.

     12.9.3 Neither party may bring any action, regardless of form, related to this Agreement, any order or any product to which this Agreement applies, more than one year after the party bringing the action knew or should have known that the cause of action accrued.

     12.9.4 The duty to arbitrate under Section 12.9.2, above extends to any director, officer, employee, agent, or affiliate making or defending any claim which would otherwise be arbitrable.

     12.10 Captions. Paragraph captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation of this Agreement.

     12.11 Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other 'than of obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

     12.12 BASIS OF BARGAIN. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN

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

DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first written above.

Symbios

     By:    /s/

     Print:     Randolph W. Zwetzig

     Title:     Vice President Asic and
                Peripheral Solutions

ATML

     By     /s/

     Print:     Charles Cotton

     Title:     CEO

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